Exhibit (d)

AMERISTOCK ETF TRUST

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this ___ day of __________, 2007, by and between Ameristock ETF Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), and Ameristock Corporation (the “Investment Adviser”), a corporation organized and existing under the laws of the State of California.

RECITALS

1. The Trust is a series-type, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that currently consists of the investment portfolios listed in Appendix A, attached hereto, (each, a “Fund”);

2. The Trust issues shares of beneficial interest for each Fund only in aggregations of one hundred thousand (100,000) shares (each a “creation unit”) which shares represent undivided interests in a Fund;

3. The Trust desires to retain the Investment Adviser to provide overall management of the Trust and of each Fund, including investment advisory services, in the manner and on the terms and conditions set forth in this Agreement;

4. The Investment Adviser is willing to provide general management and investment advisory services to the Trust and to each Fund on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the covenants herein, the Trust and the Investment Adviser agree as follows:

ARTICLE I
Duties of the Investment Adviser

The Trust engages the Investment Adviser to act as the Trust’s general manager and investment adviser to provide investment advisory and general management services to it and to each existing Fund, for the period and on the terms and conditions set forth in this Agreement. This Agreement may be extended to any additional Funds that the Trust may establish in the future on the same terms and conditions. The Investment Adviser hereby accepts such engagement and agrees during such period, at its own expense to provide or to arrange to provide, such investment advisory and general management services, and to assume the obligations set forth in this Agreement for the compensation provided for herein.

The Investment Adviser shall, for all purposes herein, be an independent contractor and shall, except as expressly provided or authorized herein or otherwise, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed an agent of the Trust or a Fund.

Subject to supervision by the Board, the Investment Adviser shall have and exercise full investment discretion and authority to act as an agent for the Trust in buying, selling or otherwise disposing of or managing the investments of each Fund, directly or through investment subadvisers.

The Investment Adviser shall be subject to: (1) the restrictions of the Trust’s Declaration of Trust, as amended from time to time, (2) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), (3) the statements relating to each Fund’s investment objectives, investment strategies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of the Trust (the “registration statement”) under the Securities Act of 1933, as amended, (4) any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and (5) all other federal and state laws and regulations applicable to the Trust and the Funds.

(a) General Management Services. The Investment Adviser shall supervise and oversee all custody, distribution, transfer agency, dividend disbursing, legal, accounting and administrative services by third parties that have contracted with the Trust to provide such services (“Service Providers”). The Investment Adviser shall also be responsible for the performance of various administrative functions for the Trust including:

(1) coordinate the efforts of the Trust’s counsel and independent auditors; assist in establishing accounting policies of each Fund; assist in resolving of accounting and legal issues; establish and monitor each Fund's operating budget;

(2) provide administrative services (not otherwise provided by third parties) necessary for each Fund's operations as an exchange-traded open-end investment company including, but not limited to, preparing reports and notices to the Board of Trustees and shareholders, and assist with investors and public relations matters;

(3) monitor state and federal laws as may apply to the Trust or the Funds.

(b) Investment Advisory Services. The Investment Adviser shall provide the Trust with such investment research, advice and supervision as the Trust may from time to time consider necessary for the proper management of the assets of each Fund, shall furnish continuously an investment program for each Fund, shall determine from time to time which securities or other investments shall be purchased, sold or exchanged for the various Funds, including providing or obtaining such services as may be necessary in managing, acquiring or disposing of securities, cash or other investments. The Investment Adviser shall initially determine and make such modifications to the identity and number of shares of the securities to be accepted in exchange for creation units for each Fund and the securities that will be applicable that day to redemption requests.

The Trust has furnished the Investment Adviser with copies of the Trust’s registration statement and Declaration of Trust as currently in effect and agrees during the continuance of this Agreement to furnish the Investment Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Investment Adviser and any Service Providers will be entitled to rely on all documents furnished by the Trust.

Except as instructed by the Board, the Investment Adviser shall make decisions for the Trust as to the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Trust’s securities shall be exercised. If the Board at any time makes any determination as to investment policy and notifies the Investment Adviser of such determination, the Investment Adviser shall be bound by such determination until notified to the contrary.

The Investment Adviser shall take, on behalf of each Fund, all actions which it considers necessary to implement the investment strategies of such Fund, and in particular, to place all orders for the purchase or sale of securities or other investments for the account of each Fund with brokers and dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of the Trust to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the account of each Fund.

In connection with the selection of brokers or dealers and the placing of purchase and sale orders, the Investment Adviser is directed to seek to obtain best execution and price within the policy guidelines determined by the Board from time to time. To the extent permitted by the policy guidelines, the Investment Adviser is authorized to consider, in the selection of brokers and dealers to execute Fund transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (1) the execution capabilities of such brokers and dealers, (2) research, brokerage and other services provided by such brokers and dealers which the Investment Adviser believes will enhance its general Fund management capabilities, (3) the size of the transaction, (4) the difficulty of execution, (5) the operational facilities of such brokers and dealers, and (6) the risk to such a broker or dealer of positioning a block of securities.

In connection with the foregoing, the Investment Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Investment Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of the Investment Adviser’s overall responsibilities with respect to the Trust, the Fund and to any other client accounts or Funds which the Investment Adviser advises. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

The Investment Adviser also is authorized to aggregate purchase and sale orders for securities held (or to be held) in a Fund with similar orders being made on the same day for other client accounts or Funds managed by the Investment Adviser. When an order is so aggregated: (1) the actual prices applicable to the aggregated transaction will be averaged and the Fund and each other account or Fund participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (2) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or Funds (including the Funds) participating in the transaction. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

Subject to applicable laws and regulations, the Investment Adviser may attempt to allocate equitably portfolio transactions among the Funds and the portfolios of its other clients purchasing or selling securities whenever decisions are made to purchase or sell securities by a Fund and one or more of such other clients simultaneously. In making such allocations the main factors to be considered will be the respective investment objectives of the Fund and such other clients, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment by the Fund and such other clients, the size of investment commitments generally held by the Fund and such other clients and opinions of the persons responsible for recommending investments to the Fund and such other clients.

As part of carrying out its obligations to manage the investment and reinvestment of the assets of each Fund consistent with the requirements under the 1940 Act, the Investment Adviser shall:

(1)	Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of each Fund as set forth in the registration statement;

(2)	Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Fund for approval, modification, or rejection by the Board;

(3)	Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

(4)
Take such steps to implement any overall investment strategies approved by the Board for each Fund, including making and carrying out day-to-day decisions to acquire or dispose of securities, managing investments and otherwise arranging for, the payment of distributions and dividends;

(5)	Regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Fund;

(6)
Maintain, in the form and for the periods required by Rule 31a-2 of the 1940 Act, all records relating to each Fund’s investments that are required to be maintained by the Trust pursuant to paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 of the 1940 Act;

(7)	Monitor the registration of shares of each Fund under applicable federal and state securities laws;

(8)	Assist in the preparation and filing of the Trust’s and the Funds’ federal, state and local tax returns;

(9)	To the extent required by appropriate Service Providers, assist in determining each business day the net asset value of the shares of each Fund.

ARTICLE II
The Investment Adviser

The Investment Adviser is registered with the SEC under the Advisers Act. The Investment Adviser shall remain so registered throughout the term of this Agreement and shall notify the Trust immediately if the Investment Adviser ceases to be so registered. The Investment Adviser is a wholly-owned subsidiary of Wainwright Holdings, Inc.

The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of that code, together with evidence of its adoption. Within 90 days of the end of each calendar quarter during which this Agreement remains in effect, an appropriate officer of the Investment Adviser shall certify to the Trust that the Investment Adviser has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Investment Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Investment Adviser shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Investment Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

ARTICLE III
Allocation of Charges and Expenses

(a) The Investment Adviser. The Investment Adviser assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense provide the office space, equipment and facilities for such personnel, and shall pay all compensation of officers and trustees of the Trust who are affiliated persons of the Investment Adviser.

With the exception of those expenses set forth in subsection (b) below, the Investment Adviser will also assume all expenses of the Trust and each Fund, including, without limitation, determination of daily price computations, placement of securities orders (excluding brokerage commissions), related bookkeeping, fees of the administrator, expenses for legal and auditing services, costs of printing proxy materials, custody and transfer agency fees, expenses of redemption of shares, SEC filing fees, expenses of registering the shares under the federal securities laws, accounting fees, printing costs, and insurance.

(b) The Trust. The Trust assumes and shall pay or cause to be paid the following expenses of the Trust and each Fund: (i) brokerage commissions and other expenses connected with the execution of portfolio transactions; (ii) taxes; (iii) interest; (iv) independent trustee compensation, out-of-pocket expenses of independent trustees in connection with attending board meetings, and educational expenses for independent trustees; (v) “12b-1” fees (if any); and (vi) extraordinary expenses (including, without limitation, litigation and indemnification costs and expenses).

ARTICLE IV
Compensation of the Investment Adviser

For the services rendered, the facilities furnished and expenses assumed by the Investment Adviser, the Trust shall pay to the Investment Adviser at the end of each calendar month a fee for each Fund calculated as a percentage of the average daily net assets of each Fund at the annual rate of 0.15 percent (15 basis points). The Investment Adviser’s fee is accrued daily at 1/365th of the applicable annual rate. For the purpose of the fee accrual, the daily net assets of each Fund are determined in the manner and at the times set forth in the Trust’s current registration statement. On days for which the values of a Fund's net assets are not determined, the fee shall be accrued on the most recently determined net assets adjusted for subsequent daily income and expense accruals.

In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

ARTICLE V
Limitation of Liability of the Investment Adviser

The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Trust, except for (1) willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (2) to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

ARTICLE VI
Activities of the Investment Adviser

The Investment Adviser’s services under this Agreement are not exclusive. The Investment Adviser reserves the right to manage other investment companies and other investment accounts for other clients, which may at times invest in the same or similar securities to those invested in by the Funds.

It is further understood that trustees, officers, and shareholders of the Trust are or may become interested persons of the Investment Adviser, as directors, officers, employees or shareholders, and that directors, officers, employees and shareholders of the Investment Adviser are or may become similarly interested persons of the Trust, and that the Investment Adviser may become interested in the Trust as a shareholder or otherwise.

ARTICLE VII
Books and Records

The Investment Adviser hereby undertakes and agrees to maintain all records not maintained by the Administrator pursuant to its agreements with the Trust or with the Investment Adviser, in the form and for the period required by Rule 31a-2 under the 1940 Act.

The Investment Adviser agrees that all books and records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s request. All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at the Investment Adviser’s offices. The Trust or its authorized representative shall have the right to copy any records in the possession of the Investment Adviser or Administrator that pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Investment Adviser.

The Investment Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

ARTICLE VIII
Effectiveness, Duration and Termination of this Agreement

This Agreement shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and, to the extent required by law, by the vote of a majority of the outstanding voting shares of each Fund. This Agreement shall become effective on the date which it is so approved. This Agreement may be extended to cover any investment Funds of the Trust that may be created in the future. This agreement shall become effective as to each such future Fund when it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and, to the extent required by law, by the vote of a majority of the outstanding voting shares of such Fund.

As to each Fund of the Trust, this Agreement shall continue in effect until July 1, 2008, and thereafter is subject to annual approval by (1) the Board or (2) the vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance also is approved by a majority of the independent trustees by a vote cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time as to any Fund or as to all Funds, without penalty, on 60 days’ written notice by the Board or by vote of a majority of the outstanding votes attributable to the applicable Fund, or on 60 days’ notice by the Investment Adviser. If this Agreement is terminated only with respect to one or more, but less than all, of the Funds, or if a different investment adviser is appointed with respect to a new Fund, the Agreement shall remain in effect with respect to the remaining Funds. This Agreement will terminate automatically in the event of its assignment.

A Fund may use the name Ameristock only so long as this Agreement or any extension, renewal or amendment thereof remains in effect as to such Fund and with the permission of the Investment Adviser.

ARTICLE IX
Amendments of this Agreement

This Agreement may be amended as to a Fund only if such amendment is specifically approved by (1) the vote of a majority of outstanding votes attributable to that Fund, and (2) a majority of those trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, or as otherwise permitted by law.

ARTICLE X
Definitions of Certain Terms

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding votes” attributable to the shares of a Fund means the lesser of (1) 67% or more of the votes attributable to such Fund present at a meeting if the holders of more than 50% of such votes are present or represented by proxy, or (2) more than 50% of the votes attributable to shares of the Fund.

ARTICLE XI
Governing Law

This Agreement shall be construed in accordance with laws of the State of California, and applicable provisions of the Advisers Act and the 1940 Act.

ARTICLE XII
Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date written above.

AMERISTOCK ETF TRUST Signature________________________ By: Nicholas D. Gerber Title: President & Treasurer

ATTEST:

_________________

AMERISTOCK CORPORATION Signature________________________ By: Nicholas D. Gerber Title: President

ATTEST:

________________

Appendix A

List of the Funds in the Ameristock ETF Trust

Ameristock/Ryan 1-Year Treasury Fund

Ameristock/Ryan 2-Year Treasury Fund

Ameristock/Ryan 5-Year Treasury Fund

Ameristock/Ryan 10-Year Treasury Fund

Ameristock/Ryan 20-Year Treasury Fund